Exhibit 10.2
Amended and Restated Employment Contract

Between

UL International Demko A/S
Borupvang 5A
2750 Ballerup Denmark
(CVR No. 19 19 55 97)

(hereinafter the "Company")
A wholly owned subsidiary of UL Solutions Inc. ("ULS")

and

Gitte Schjøtz
Søvej 21,
2840 Holte

(hereinafter the "Employee")

1.Commencement

1.1The Employee shall be employed by the Company as Employee on the terms and conditions contained in this Amended and Restated Employment Contract (the “Employment Contract”). The Employment Contract was originally effective on July 1, 2005 and is hereby amended and restated effective as of January 1, 2025.

2.     Job-title and Responsibilities

2.1    The job title is Chief Operations and Sustainability Officer.

2.2    The Employee will be provided with a job description for the position in a separate document.

2.3    The Employee shall devote her best efforts, skill and energy with diligence and loyalty to the performance of the work assigned to her by the Company and shall act at all times in the best interest of the Company.

2.4    In this function the Employee will be integrated into the organization of ULS, based in Denmark, and shall in every respect be accountable to and report to such officer of ULS as determined and directed by the President and Chief Executive Officer (“CEO”) of ULS.

3.     Other Activities During the Employment

3.1    The Employee shall be entitled to have other employment concurrently with the employment with the Company provided that:

(a)the other employment can be carried out outside the Employee’s working hours in the employment with the Company; and

(b)     the circumstances of the other employment are compatible with the employment with the Company, having due regard to all relevant factors such as health and safety considerations and protection of trade secrets.

3.2    Other employment competing in full or in part with the business or activities carried on by ULS or its subsidiaries (including the Company) (collectively, the “ULS Group”) will always be incompatible with the Employee’s employment with the Company.

3.3     Other employment with customers, suppliers and other business partners of the ULS Group will generally also be incompatible with the Employee’s employment with the Company – and this always applies in relation to customers, suppliers and other business partners of the Company with whom the Employee has business contact as part of the employment with the Company.

3.4    If the Employee wishes to take up other employment, the Employee must, in writing and no later than 14 days before the date when the Employee intends to commence the other employment, provide both the Chief Human Resources Officer and the Chief Legal Officer of ULS with detailed information on the identity of the natural or legal person for whom the other employment is to be carried out, the nature of the business or activity carried out by this person, the nature of the work to be performed by the Employee and the number and scheduling of the Employee’s working hours.

Further, the Employee must provide any other information on the other employment that the Company may request in order for the Company to assess whether the other employment is compatible with the Employee’s employment with the Company.

If, in the Company’s view, the other employment is incompatible with the Employee’s employment with the Company, the Company will inform the Employee of this in writing as soon as possible after having received all relevant information.

3.5    In this clause, “other employment” means any form of employment, business or activity, whether it is undertaken as an employee, independent contractor, board member or otherwise and whether it is paid or unpaid, including any outside duties governed by section 15 of the Danish Salaried Employees Act.

3.6    During employment, the Employee may make private investments in standard business assets without prior authorization, provided such investments do not result in the Employee obtaining a controlling interest in any enterprise. Prior to obtaining a controlling ownership interest — active or passive — in any another enterprise, the Employee must first obtain prior written authorization from the Chief Legal Officer of ULS.

4.    Location of work place.

4.1    The normal workplace is the address of the Company: Borupvang 5A, 2750 Ballerup.

4.2    The Employee has the possibility to perform part of her work from her home address. This possibility as well as the conditions for the performance of homeworking is subject to the Company’s rules on homeworking in force from time to time.

4.3    The Employee acknowledges and accepts that the job may involve some travel activity. Rules are described in the travel instructions of the Company.

5.    Working hours

5.1    The Employee will work such hours as are necessary to carry out her duties and responsibilities properly. As such, the Employee is not entitled to any type of overtime payment.

5.2    Due to the nature and organization of the work, the Employee meets the conditions under section 1(6) of the Danish Working Hours Act and section 6 of the Danish Executive Order on Rest Period and Rest Day to be considered a so-called “self-organizer”.

The following provisions therefore do not apply in relation to the Employee:

•The Danish Working Hours Act: section 3 on daily breaks, section 4 on maximum weekly working hours and section 5 on night work.
•The Danish Executive Order on Rest Period and Rest Day: section 3 on daily rest period and section 4 on weekly rest day.

The Employee is therefore not covered by the Company's rules on registration of working hours and does not have to register her working hours.

6.    Salary

6.1    The Employee shall receive an annual gross base salary of DKK 3,563,000, payable in 12 (twelve) monthly installments, paid in arrears by the last business day of each month. The payment of the gross base salary also compensates overtime and any extra work performed. Normally, the said gross base salary will be reviewed on an annual basis. Any compensatory payments for bonuses, allowances, benefits or other remuneration described herein or which are granted at a later date shall not be considered as part of the Employee's per annum gross base salary and will not be taken into consideration when annual salary increases are calculated.

6.2    The Employee is entitled to an annual pay supplement of 0.45% of the annual remuneration to be calculated in accordance with section 3 of the Danish Act on the Consequences of the Abolishment of Great Prayer Day as a Public Holiday (Lov om konsekvenser ved afskaffelsen af store bededag som helligdag).

6.3    The annual pay supplement is payable in two installments. The first installment is paid with the base salary for May and the second installment with the base salary for August.

7.    Incentive Plan Participation

7.1    The Employee will be eligible to participate in the UL Solutions Inc. All-Employee Incentive Plan as in effect from time to time, or any successor plan thereto for executive employees of ULS and applicable subsidiaries (the “AEIP”). The terms and conditions of the AEIP are incorporated by reference into this Employment Contract. The annual target award, performance targets and ranges will be established by the ULS Human Capital and Compensation Committee (the “HCCC”). The actual amount of Employee’s incentive award payment will be determined in line with the AEIP, and the Employee must be actively employed at the time of payout to be eligible for any payment. The Employee may be eligible to participate in the AEIP or another ULS Group incentive plan in future calendar years and will receive notification regarding her eligibility, target award, and any other applicable metrics in connection with the notification of her eligibility to participate in any such plan

7.2    The Employee will also be eligible to participate in the Company’s Long-Term Incentive Plan (as amended from time to time) (“LTIP”) so long as the LTIP remains in effect. LTIP grants are made annually and are at the discretion of the CEO and the HCCC. Grants will be made at the same time grants are made to similarly situated employees, and in all cases, the terms of the LTIP and the applicable award agreement will control.

7.3    In addition, subject to the Employee remaining actively employed by the Company at the time such award is made (therefore not on notice of resignation or dismissal), the Employee will receive a one-time award of Restricted Stock Units (“RSUs”) under the LTIP with a grant value of $250,000 USD, which will vest on a 3-year graded vesting schedule. This award is subject to approval by the HCCC and the terms of the LTIP and the applicable award agreement, and will be granted to the Employee in the month following HCCC approval in 2025.

7.4    Payouts under any incentive plan will be subject to all Danish tax requirements, and, where relevant, to all Danish social security contribution requirements.

8.    Pension

8.1    The Employee shall be entitled to retirement benefit of 10% of the basic salary (paragraph 6.1. of this contract) to be paid to a pension fund. The Employee shall - as a precondition - pay 5% of her basic salary to the pension fund.

8.2    The pension scheme is described in further detail in the Company’s pension policy. This policy contains a description of the nature of the mandatory insurances that the Employee is covered by as part of the pension scheme.

9.    Company Vehicle and Other Non-Pay Benefits

9.1    The Employee will be allowed to use a company-leased vehicle during the duration of her employment, subject to the terms of the Company’s benefit programs.

9.2    The Employee is entitled to the following benefit(s):

•A mobile phone for both work-related and private use, including all reasonable expenses.
•Internet at the Employee’s home address.
•A laptop for work-related use.
•A tablet for work-related use.
•A newspaper subscription with delivery of newspaper to the Employee's home address.
•Digital subscription to one newspaper.
•Executive Health Benefit through Northwestern Medicine, subject to such practice/program continuing to be offered to similarly situated executives.

These benefits are provided to the Employee in accordance with the Company’s rules in force from time to time.

9.3    The Employee is covered by the same insurances that generally apply to the Company’s employees from time to time, which currently includes the following:

•Group life insurance.
•Health Insurance.
•Critical illness insurance.
•Loss of earning capacity.
•Long-term disability coverage.

9.4    If, on termination of employment, the Employee is released from the duty to work for all or part of the notice period, the Company will be entitled to withdraw any benefit immediately on the Employee’s release from the duty to work or at any subsequent point.

10.    Business Expenses

10.1    The Company refunds reasonable work related and documented expenses according to current rules and instructions. Further details for travels, including approval, advance payment, accommodation and settlement of expenses are described in the travel instruction of the Company.

11.    Years of Service

11.1    The Employee's years of service at Underwriters Laboratories Inc. in the US and at other group companies will count as of March 8, 1993. This initial start date will be considered for determining length of notice period and severance pay, in accordance with section 2a of the Danish Salaried Employees Act.

12.    Holiday and Other Types of Paid Leave

12.1    The Employee receives full salary during holidays, plus a holiday supplement equal to 1½% of her salary earned with respect to such holidays, according to the Danish Holiday Act (Ferieloven). Holidays must be planned and approved.

12.2    Employees with 9 months' seniority are entitled to 5 additional holidays. The rules are described in the personnel handbook.

12.3    The Employee is entitled to paid absence on official Danish public holidays. Currently, the official Danish public holidays are: New Year’s Day, Maundy Thursday, Good Friday, Easter Sunday, Easter Monday, Ascension Day, Whit Sunday, Whit Monday, Christmas Day and Boxing Day.

12.4    The Company grants additional paid absence in accordance with the Company’s rules in force from time to time.

13.    Duty of Confidentiality, Return of Materials and lntegrity

13.1    During the employment as well as after its termination, the Employee is subject to a duty of confidentiality concerning all matters relating to the ULS Group and all information of which the Employee obtains knowledge in connection with or as a result of her employment with the Company and which, by its nature, should not be disclosed to third parties.

Matters relating to the ULS Group include, but are not limited to, all financial, commercial and operational matters, technical experience, working methods and procedures, research results, production trials and tests.

The duty of confidentiality also extends to dealings, transactions and affairs of and relations with customers, suppliers and other business partners of the ULS Group.

13.2    All know-how or the like developed or created by the Employee in the course of the employment, whether alone or together with others, is deemed to constitute the Company’s trade secrets. The same applies to all know-how etc. of which the Employee obtains knowledge in connection with or as a result of her employment with the Company.

During the employment as well as after its termination, the Employee is not entitled to use such trade secrets for her own or a third party’s benefit or to disclose such trade secrets.

13.3    During the employment as well as after its termination, the Employee is bound by section 3(1) of the Danish Marketing Practices Act and by sections 3 to 5 in Part 2 of the Danish Act on Trade Secrets.

13.4    Upon termination of the Employee's employment, regardless of the reason, she will not take with her any confidential information capable of physical or digital delivery, without the prior written consent of ULS.

13.5    Prior to, on the Employee's last day of work, or immediately thereafter, and irrespective of the reason for leaving the Company therefore, the Employee shall return to the Company all materials belonging to the Company in the Employee's possession, including but not limited to all documents, plans, records, computer programs, notes, drawings, and ether materials that the Employee receives, prepares or otherwise acquires during her employment with the Company, and which pertain to the business or affairs of the Company, ULS and ULS's subsidiaries and affiliates.

13.6    Violation of the secrecy will be regarded as violation of the employment, which entitles the Company to cancel the Employment Contract immediately and to claim damages for the loss caused at the time of dissolving the contract and violating the professional secrecy.

14.    E-mail and internet

14.1    The Company provides the Employee with internet access at work and an email account.

14.2    The Company registers and will, if deemed necessary due to operational or safety reasons (within the limitations that may follow from applicable law), read the e-mails of the Employee and review her use of internet, to make sure that the e-mail and internet policy of the Company is observed.

14.3    Violation of these rules is considered by the Company to be a violation of the employment, with consequent implications in relation to the Employee. Further details can be found in the IT policy of the Company.

15.    Maternity

15.1    The Employee is entitled to paid time off during pregnancy and maternity, paternity, adoption and parental leave in accordance with Danish law and any company policy applicable from time to time. The rules are described in the personnel handbook.

16.    Intellectual Property Rights

16.1    The Company has the legal ownership of all intellectual property rights and similar rights, whether registerable or non-registerable, including inventions, knowhow,

improvements, intellectual property publications, IT-software, development of new systems and products etc., which the Employee may produce and/or develop in relation to the employment with the Company, irrespective of media, subject only to the Employee’s moral rights under section 3 of the Danish Copyright Act. The Employee is not entitled to separate payment for this unless required by law as the Employee’s remuneration has been determined with due regard to assignment to the Company of such rights.

16.2    With respect to any inventions which the Employee - either alone or together with others - will make, conceive, originate, device, discover, develop or produce during, in whole or in part, the period of her employment by the Company, or during, in whole or in part the three (3) month-period after her employment ceases:

–The Employee shall disclose fully and promptly to the Company all such inventions regardless of whether or not made, conceived, originated, devised, discovered, developed or produced during her working hours or directly in connection with the work assigned by the Company;

–The Employee shall on the Company's request, assign all rights in such inventions to the Company or its nominee. The Company will not require and the Employee is not obligated to assign to the Company any rights the Employee might have in any invention for which no equipment, supplies, facility or trade secret information of the Company was used which was developed entirely on her own time which neither relates to the Company's business nor the Company's actual or/and anticipated research or development or does not result from any work performed by her for the Company.

16.3    The Company is entitled in all respects to further develop, alter and modify all of the intellectual property rights to inventions held by/assigned to the Company under this Employment Contract. The Company is also entitled to assign all such rights to third parties in whole or in part.

16.4    The term inventions in paragraph 16.2 and 16.3. means any intellectual property regardless of whether or not patentable, copy right able or subject to trade mark or any other registration.

17.    Termination

17.1    The parties can terminate this Employment Contract in accordance with the provisions on termination in the Danish Salaried Employees Act (Funktionærloven). Termination will for both parties be effective from the end of a month.

17.2    In case the Employee during a period of 12 consecutive months has received salary during illness for totally 120 days, the Company is entitled to terminate the Employee with one month's notice to expire at the end of a month according to the rules in the Danish Salaried Employees Act (Funktionærloven) § 5, item 2, provided that the notice of termination is given in immediate connection with the expiry of the 120 sick days and while the Employee is still sick.

17.3    The Employee is covered by the UL Inc. Executive Regular and Change in Control Severance Plan, as amended from time to time, or the applicable successor thereto for senior executives of the ULS Group (the “Executive Severance Plan”). The Executive Severance Plan is publicly filed as an exhibit to ULS’s registration statements and/or periodic reports with the U.S. Securities and Exchange Commission, and a copy thereof is available on ULS’s Investor Relations website or at www.sec.gov/search-filings.

18.    General

18.1    The employment is subject to Danish law, including the regulations of the Danish Salaried Employees Act (Funktionærloven) and the Danish Holiday Act (Ferieloven). No collective agreement applies to the employment.

18.2    As part of the employment, the Company processes personal data concerning the Employee, including by collection, storage and disclosure. Transfer between corporate entities in ULS may also take place. Such processing takes place in accordance with the applicable data protection legislation. For further details see Data Privacy Policy (Fortrolighedspolitik) concerning personal data of the employees.

18.3    The Employee’s employment with the Company is based on the basic assumption that the Employee is subject to Danish social security throughout the employment. Therefore, the following applies in relation to social security coverage:

•The Company pays statutory contributions to ATP (a scheme for payment of supplementary old-age pension) and AES (a scheme for payment of compensation for occupational diseases).

•The Employee is insured against industrial injuries under an industrial injury insurance that the Company has currently taken out.

18.4    The Employee must observe the Company’s Standards of Business Conduct and all other existing rules and regulations of the Company, including rules about e-mail (see 15.1), and other important issues in relation to the employment.

Reference is made to the personnel handbook containing the Company’s material rules in force from time to time.

18.5    This Employment Contract supersedes and replaces in all respects any other agreement, including any previous employment contract, or any other document entered into or exchanged between the parties prior to the conclusion of this Employment Contract.

19.    Signatures

19.1    This Employment Contract has been signed and executed in duplicate and the Company and the Employee have received one copy each.

Northbrook, December 3, 2024

UL International Demko A/S:	Gitte Schjøtz:

/s/ Linda Chapin Linda Chapin Executive Vice President and Chief Human Resources Officer of UL Solutions Inc., the corporate parent thereof	/s/ Gitte Schjøtz